Exhibit 5.1

LEGAL OPINION

November 15, 2013

Brownstein Hyatt Farber Schreck, LLP

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202-4437

T 303.223.1100 F 303.223.1111

Board of Directors

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, CO 80027

Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with the offering and sale by the Company of up to an aggregate of 5,900,000 units (the “Units”), each Unit consisting of (i) one share (an “Initial Share”) of Class A common stock, $0.0001 par value (the “Common Stock”) and (ii) one warrant (the “Warrants”) to purchase 0.85 share of Common Stock (the “Warrant Shares” and together with the Initial Shares and the Warrants, the “Securities”) included in a registered underwritten offering. The Securities have been registered pursuant to a Registration Statement on Form S-3 (Registration Number 333-190050) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), and a related prospectus, dated as of July 30, 2013 (the “Prospectus”), and a prospectus supplement, dated as of November 15, 2013 (the “Prospectus Supplement”). The Units will be issued pursuant to an Underwriting Agreement between the Company and Cowen and Company, LLC (the “Underwriting Agreement”).

This opinion letter is furnished to you for filing with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-K promulgated under the Securities Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, the Prospectus and the Prospectus Supplement, (ii) the Company’s Articles of Incorporation and Bylaws, (iii) resolutions of the Company’s Board of Directors authorizing the issuance of the Securities, and (iv) such other documents as we have considered relevant.

We have assumed that, (i) all information contained in all documents that we have reviewed is correct, (ii) all signatures on all documents that we have reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing a document has sufficient legal capacity to do so.

Based upon the foregoing, it is our opinion that the Initial Shares and the Warrants, when issued and delivered in the manner and on the terms described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable and that the Warrant Shares, when issued and delivered in the manner and on the terms described in the Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the States of Colorado and New York, and do not render any opinion as to legal matters subject to or governed by laws other than the States of Colorado and New York or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP